Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Owl Rock Capital Corporation II:

We consent to the use of our reports dated February 25, 2020, with respect to the consolidated financial statements and the senior securities table, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Form N-2 (File No. 333-232183).

/s/ KPMG LLP

New York, New York
May 22, 2020